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                     [LETTERHEAD OF KPMG PEAT MARWICK LLP]



                                                                    Exhibit 15.1

              Letter re:  Unaudited Interim Financial Information
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FMC Corporation
Chicago, Illinois

Ladies and Gentlemen:

With respect to the accompanying registration statement on Form S-8 filed by FMC Corporation, we acknowledge our awareness of the incorporation by reference of our reports dated April 15, 1996, July 17, 1996 and October 15, 1996 related to our reviews of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG Peat Marwick LLP

Chicago, Illinois
December 17, 1996